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                                                                     Exhibit 11


                            MORTGAGE AND REALTY TRUST

        SCHEDULE OF NET INCOME (LOSS) PER SHARE - ASSUMING FULL DILUTION

                       FOR THE QUARTERS ENDED DECEMBER 31,


                                                     1993           1992
                                                  -----------    ----------

BASIS:

Net (loss)                                      $ (4,656,000)  $ (5,497,000)
Average common shares outstanding                 11,226,000     11,076,000
20% limitation on assumed repurchase               2,245,000      2,215,000

Market price at the end of the period                   $.50          $1.25

Options outstanding                                  426,000        584,500



COMPUTATION:

Proceeds:
   Options                                           426,000        584,500
   Average exercise price                       X      $5.37    X     $8.15
                                                ------------    -----------

                                                $  2,288,000   $  4,764,000
                                                ------------    -----------
                                                ------------    -----------

Adjustment of proceeds:
   Purchase of outstanding common shares
     at market value                            $  1,123,000   $  2,769,000
   Retirement of debt                              1,165,000      1,995,000
                                                ------------    -----------

                                                $  2,288,000   $  4,764,000
                                                ------------    -----------
                                                ------------    -----------

Adjustment of net income (loss):
   Net (loss) before gain on sales of
     real estate                                $ (4,656,000)  $ (5,467,000)
   Interest reduction                                 29,000         39,000
                                                ------------    -----------

       Adjusted net income (loss)               $ (4,627,000)  $ (5,428,000)
                                                ------------    -----------
                                                ------------    -----------

Adjustment of shares outstanding:
   Average shares outstanding                     11,226,000     11,076,000
   Net shares repurchased                         (1,819,000)    (1,631,000)
                                                ------------    -----------

      Adjusted shares outstanding (basis for
      computation of net income per share -
      assuming full dilution)                      9,407,000      9,445,000
                                                ------------    -----------
                                                ------------    -----------

Fully diluted earnings per share:

   Net (loss)                                          $(.49)         $(.57)
                                                       -----          -----
                                                       -----          -----


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NOTE - Primary earnings per share is based on the average number of shares outstanding during the period.